Exhibit 10.1

SEVERANCE PAY AGREEMENT

This Agreement is made this 3rd day of January, 2006, by and between Eschelon Telecom, Inc., a Delaware corporation, and its affiliates and subsidiaries  (the “Company”) and Steven Wachter (the “Executive”).

Whereas the Executive is the Executive Vice President, Sales (Title) as of the date of this Agreement; and

Whereas the Company desires to retain the Executive in its employ; and

Whereas the Company believes that it is essential to preserve and maintain the stability and continuity of management of the Company by providing the Executive with economic security in light of the significant uncertainties in the telecommunications industry;

Now therefore, in consideration of the foregoing and of the mutual promises of the parties hereto, the Company and the Executive agree as follows:

1).            Eligibility for Severance Pay.  The Executive shall be eligible to receive severance benefits as described in paragraph 3, if:

a).            the Executive’s employment with the Company and any of its subsidiaries or affiliates is terminated; and

b).           the Executive’s termination of employment was not:

(i)            on account of the Executive’s death;

(ii) on account of a physical or mental condition that entitles the Executive to benefits under any long-term disability plan maintained by the Company or any of its affiliates or subsidiaries, as then in effect;

(iii) for conduct involving willful misconduct (such as commission by the Executive of a felony or a common law fraud against the Company) which is detrimental in a significant way to the business of the Company or any of its subsidiaries; or

(iv) on account of the Executive’s voluntary resignation; provided that a resignation shall not be considered to be voluntary for the purposes of this Agreement if it occurs subsequent to a Change of Control as defined in section 2) below, or if subsequent to a change in control there has been:  (1) a reduction in the Executive’s base compensation in effect immediately preceding the Change in Control ; (2) a change in the place in which the Executive is required to perform his or her duties, if the new place is more than 50 miles from the place Executive performed his or her services immediately prior to the Change in Control.

2)              Change in Control.  For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a)          there occurs any sale or other disposition to a person unrelated to the Company or any of the holders of its securities of (I) representing after sale or disposition, more than 50% of the outstanding voting securities of the Company as measured by voting power on an as if converted basis or (ii) more than 50% of the aggregate assets of the Company and its subsidiaries, in the single transaction or series of transactions; or

(b)         the Company or any combination of the Company and its subsidiaries aggregating more than fifty percent (50%) of the consolidated assets of the Company and its wholly-owned subsidiaries becomes a party to any merger or consolidation (excluding a merger or consolidation where the Company or one of such subsidiaries is the surviving corporation).

3)              Severance Benefits.  Notwithstanding the termination of employment as an executive of the Company, the Executive shall continue on the Company’s payroll as an employee for a period of one year (the “Benefit Period”) so long as the Executive meets the requirements of section 4) below.  During that year, the Company shall continue to pay the Executive’s then current salary and all provide benefits on the same terms and conditions as the Company pays salary and provides benefits to its then current executives.  Such benefits include but are not limited to health care, dental, 401(k), life insurance, group life insurance, disability, and health club reimbursement.

4)              Cooperation.  During the Benefit Period, the Executive must:  (a) honor the terms of any non-compete, non-solicitation, non-disclosure and any other agreement the Executive has with the Company; and (b) cooperate in the transfer of the Executive’s responsibilities to others.

5)              Rights in Event of Dispute.  If a claim or dispute arises concerning the rights of the Executive or a beneficiary to benefits under this Agreement, the prevailing party in such dispute shall be entitled to recover its costs, including reasonable attorneys’ fees.

6)              Amendment.  This Agreement may not be amended or modified except by a written instrument signed by both parties.

7)              Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to the Executive) shall entitle the Executive to resign from his or her position and to receive the benefits set out in section 3) above.  As used in this Agreement, “Company” shall mean the Company, as presently constituted, and any successor to its business and/or assets which executes and delivers the agreement provided for in this section 7) or which otherwise becomes bound by all the terms and provisions of this Agreement as a matter of law.  The Executive’s right under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

8)              Waiver.  Any waiver of any breach of any of the provisions of this Agreement shall not operate as a waiver of any other breach of such provisions or any other provisions, nor shall any failure to enforce any provision of this Agreement operate as a waiver of any party’s right to enforce such provision or any other provision.

9)              Severability.  If any provision, or the application of any provision, of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

10)        Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota.

The parties hereto have executed this Agreement as of the day and year written above.

Company:	Eschelon Telecom, Inc.

	By	/s/ Richard A. Smith

Richard A. Smith, CEO

Executive:	/s/ Steven K. Wachter

Steve Wachter